Exhibit 99.1

Creative Medical Technology Holdings, Inc. To Unveil Its Patented CaverStem™ Procedure For Erectile Dysfunction At International Urology Conference

PHOENIX, March 26, 2018 /PRNewswire/ -- Creative Medical Technology Holdings, Inc. (OTCQB-CELZ) will be exhibiting it’s patented CaverStemTM stem cell procedure for erectile dysfunction at the annual American Urological Association (AUA) conference on May 18-21, 2018 in San Francisco.

According to the AUA “Last year’s meeting welcomed more than 16,000 attendees from more than 100 countries around the world, underscoring the meeting’s value to the global urologic community. This year’s meeting will feature more innovative programming and educational offerings than ever before, giving physicians unparalleled access to groundbreaking research, the latest clinical guidelines and the most advanced technologies in urology.” (aua.org)

                                     We invite all attendees to visit us at booth 5780

“Our cutting edge technology in autologous stem cell treatment for erectile dysfunction is anticipated to be received by the urologic community with great enthusiasm as our CaverStem TM procedure represents an all-natural alternative for those patients resistant to the use of PDE5 inhibitors such as Viagra and Cialis,” said Thomas Ichim PhD, Founder and Chief Scientific Officer of Creative Medical Technology Holdings, Inc.

According to multiple publications, approximately 30% of the 30,000,000 men suffering from erectile dysfunction are resistant to such PDE5 inhibitors.

“Since beginning commercialization of our patented and tested CaverStemTM procedure in November 2017, we have received positive responses from the urology community in the limited cities marketed. We anticipate the introduction of our technology to the attendees of the largest annual urology conference, to promote nationwide interest in CaverStemTM,” said Timothy Warbington, CEO of Creative Medical Technology Holdings, Inc.

About the CaverStemTM procedure: CaverStem™ is a patented process involving extraction of a small amount of bone marrow from the patient, separating stem cells from the bone marrow using an FDA cleared device, followed by re-administration of the stem cells into the corpus cavernosa of the patient’s penis. Two clinical studies have been conducted utilizing patient’s own bone marrow stem cells administered into the penis, which demonstrated safety and signals of efficacy.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverstemTM procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.